SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

                                 AMENDMENT NO. 1


                                 CRIIMI MAE INC.
              (Exact name of registrant as specified in its charter)

         Maryland                                         52-1622022
   (State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                     Identification No.)


        11200 Rockville Pike
       Rockville, Maryland                                    20852
(Address of principal executive offices)                    (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                    Name of each exchange on which
     to be so registered                    each class is to be registered
     -------------------                    ------------------------------
Preferred Stock Purchase Rights                 New York Stock Exchange



Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)


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Explanatory Note: This Amendment No. 1 amends the Registration Statement on
Form 8-A of CRIIMI MAE Inc. (the "Company") filed with the Securities and Exchange Commission ("SEC") on January 25, 2002 (the "Registration Statement") made in connection with the Company's listing of the Preferred Stock Purchase Rights on the New York Stock Exchange.

     This Amendment No. 1 is being filed to amend the first sentence of the definition of "Acquiring Person" defined in Section 1(c) of the Rights
Agreement, and include as an exhibit to the Registration Statement Amended and Restated First Amendment dated as of June 10, 2002 (the "Amended and Restated First Amendment") to the Rights Agreement dated as of January 23, 2002, as amended, between the Company and Registrar and Transfer Company, as Rights Agent.

     The Amended and Restated First Amendment amends and restates Amendment No. 1 dated as of March 14, 2002 to the Rights Agreement between the Company and Registrar and Transfer Company in its entirety.

Item 1.  Description of Securities to be Registered

     The definition of "Acquiring Person" defined in Section 1(c) of the Rights Agreement is hereby amended by inserting the following clause (v) in full at the end of the first sentence of the definition of "Acquiring Person":

      and (v) any such Person who has reported or is required to report such ownership (but less than 20%) on Schedule 13G under the Securities Exchange Act of 1934, as amended and in effect on the date of this Agreement (the "Exchange Act"), but only so long as (w) such Person satisfies both of the criteria set forth in Rule 13d-1(b)(1)(i) and Rule 13d-1(b)(1)(ii) of the General Rules and Regulations under the Exchange Act, (x) such Person has not reported and is not required to report such ownership on Schedule 13D under the Exchange Act, (y) such Person does not have a right to dividends or proceeds from the sale of Common Shares or otherwise have an interest in Common Shares such that such Person is deemed the owner of 5% or more of the Common Shares outstanding for purposes of Section 382 of the Internal Revenue Code (the "Code") and (z) such Person is not a member of a group of Persons who have a formal or informal understanding among themselves to make a coordinated acquisition of Common Shares or is otherwise a member of a group such that such group constitutes an "entity" (as defined in Section 1.382-3(a)(1) of the Code) that is deemed the owner of 5% or more of the Common Shares outstanding for purposes of Section 382 of the Code.


     The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of (a) the Rights Agreement, which is attached as Exhibit 4 to the Registration Statement and incorporated herein by reference and (b) the Amended and Restated First Amendment to Rights Agreement attached hereto as Exhibit 4.1 and incorporated herein by reference.

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

Item 2.  Exhibits

     Item 2 of the Registration Statement is hereby amended by adding the following new exhibit.

Exhibit No.       Description

4.1* Amended and Restated First Amendment to Rights Agreement, dated as of June 10, 2002 between CRIIMI MAE Inc. and Registrar and Transfer Company, as Rights Agent.










*Filed herewith.







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


                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                      CRIIMI MAE INC.



                                      /s/William B. Dockser
                                      -------------------------------
                                      Name:    William B. Dockser
                                      Title:   Chairman of the Board



Dated: June 13, 2002

                                  EXHIBIT INDEX


Exhibit No.       Description

4.1 Amended and Restated First Amendment to Rights Agreement, dated as of June 10, 2002 between CRIIMI MAE Inc. and Registrar and Transfer Company, as Rights Agent.












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